Exhibit 99

Reports Record First Quarter 2023 Earnings

First Quarter 2023 Highlights

■	Record net income of $23.5 million, or $30.80 per share;

■	Achieved return on average assets of 1.80% and return on average equity of 18.93%;

■	Strong liquidity position with $529.6 million in cash, $968.8 million in investment securities and a borrowing capacity of $1.5 billion with no outstanding borrowings as of March 31, 2023;

■	Strong capital position with a total risk-based capital ratio of 13.68%, common equity tier 1 ratio of 12.19%, tier 1 leverage ratio of 9.94% and a tangible common equity ratio of 9.67%;

■	Credit quality remains strong and the allowance for credit losses remains robust at 1.99%.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported record net income of $23.5 million, or $30.80 per diluted common share for the first quarter of 2023 compared with $17.1 million, or $21.70 per diluted common share, for the first quarter of 2022.  Annualized return on average assets was 1.80% and return on average equity was 18.93% for the first quarter of 2023 compared with 1.29% and 14.65% for the first quarter of 2022.  The expense efficiency ratio for first quarter was 47.62% compared with 51.13% for the first quarter of 2022.

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s financial performance in the first quarter of 2023 highlighted by record net income of $23.5 million.  We have remained a strong and stable partner for our customers and communities in the current environment since the failure of two regional banks in mid-March. We continued to maintain a strong liquidity position and balance sheet at quarter end with $529.6 million in cash, $968.8 million of investments, no outstanding borrowings and access to $1.5 billion in borrowing capacity. Our capital levels remain strong and significantly above the regulatory thresholds for well-capitalized. Our customer deposit base is diversified although deposit levels were down slightly due in part to traditional first quarter seasonality related to the cyclical nature of our agricultural customers. Our loan portfolio grew year over year as we continue to serve the needs of our customers and local communities. Credit quality also remains very strong. Our Company is in excellent financial condition and is well positioned to meet the challenges ahead as we have for the past 107 years.”

Earnings

Net income over the trailing twelve months was $81.6 million compared with $66.7 million for the same trailing periods a year earlier.  Earnings per share over the trailing twelve months totaled $105.65, up 24.97% compared with $84.54 for the same trailing periods a year ago and $77.40 for the same period two years ago. Noninterest income in the first quarter of 2023 included cash proceeds from a death benefit on bank-owned life insurance (BOLI) of $4.3 million which was offset by a $5.7 million loss on the sale of securities based on the decision to reposition the securities portfolio similar to the actions taken in the fourth quarter of 2022 given the interest rate environment. Excluding the BOLI proceeds net income for the first quarter of 2023 would have been $19.2 million or $25.11 per diluted common share up from the $17.1 million or $21.70 per diluted common share in the first quarter of 2022, an increase of 15.7%.

Net interest income for the quarter ended March 31, 2023 was $55.7 million, an increase of $13.5 million, or 32.0%, when compared with $42.2 million in the same quarter in 2022. The Company’s net interest margin increased to 4.53% in the first quarter of 2023 compared with 3.39% in the first quarter of 2022. The Company’s net interest margin improved 17 basis points to 4.53% in the first quarter of 2023 from 4.36% in the fourth quarter of 2022 as the increase in the loan yield outpaced the increase in deposit costs. Checking account balances represented 56% of total deposits which helped maintain lower deposit costs.

Balance Sheet

Total assets at quarter-end were $5.1 billion. Total loans and leases outstanding were $3.4 billion, a decrease of $85.2 million or 2.43% from December 31, 2022 but an increase of $189.5 million or 5.85% from March 31, 2022. As of March 31, 2023 our total investment securities portfolio was $968.8 million a decrease of $29.4 million from December 31, 2022. The portfolio is comprised of $118.4 million in available for sale securities and $850.4 million in held to maturity securities. The accumulated other comprehensive losses in the available for sale portfolio decreased $5.7 million to $15.7 million as of March 31, 2023. Total deposits decreased $220.1 million, or 4.62% to $4.5 billion at March 31, 2023 compared to December 31, 2022 due in part to seasonality related to our agricultural customers.  Our loan to deposit ratio was 76% as of March 31, 2023 up slightly from 74% as of December 31, 2022.

Credit Quality

The Company’s credit quality remained strong with only $387,000 of non-performing loans and leases as of March 31, 2023 and a negligible delinquency ratio of only 0.01% of total loans. Net recoveries were $188,000 in the first quarter of 2023 compared to net charge-offs of $183,000 in the fourth quarter of 2022. Net charge-offs over the trailing twelve months were only $16,000. The Company recorded a provision for credit losses on loans of $1.5 million during the first quarter of 2023 resulting in an allowance for credit losses of $68.6 million, or 1.99% of total loans and leases as of March 31, 2023.

Capital

The Company’s and Bank’s regulatory capital ratios remain strong.  At March 31, 2023, the Company’s preliminary total risk-based capital ratio was 13.68%, the common equity tier 1 capital ratio was 12.19% and the tier 1 leverage capital ratio was 9.94% an increase from 13.06%, 11.57% and 9.36% from December 31, 2022, respectively.  At March 31, 2023, all F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well capitalized”.  During the first quarter, the Company repurchased 5,406 shares, or approximately 28% of the board approved share repurchase plan and 0.70% of shares outstanding as of the beginning of the first quarter.  At March 31, 2023, the tangible common equity ratio was 9.67% an increase of 135 basis points from the 8.32% as of March 31, 2022. Tangible book value per share increased to $648.88 at March 31, 2023, up 13.15% compared with $573.49 a year ago.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.   Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with over $5.1 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms.

F&M Bank is the 12th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2022 CRA evaluation.

F&M Bank was named the “Best Community Bank in California” by Newsweek magazine, in October 2021. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state.  This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding over 100 years ago.

Farmers & Merchants Bancorp has paid dividends for 87 consecutive years and has increased dividends for 58 consecutive years. As a result, Farmers & Merchants Bancorp is member of a select group of only 49 publicly traded companies referred to as “Dividend Kings”, and is ranked 14th in that group. Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 31 consecutive years, longer than any other commercial bank in the State of California.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, the competitive environment, financial and regulatory policies of the United States government, the COVID-19 pandemic, water management issues in California and general economic conditions, inflation, recessions, natural disasters, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.